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                                  EXHIBIT 5.1

  OPINION OF HAYNIE RAKE & REPASS, P.C., SPECIAL COUNSEL TO REGISTRANT, DATED
   AUGUST 25, 2000, AS TO THE LEGALITY OF THE SHARES OF REGISTRANT'S COMMON
                            STOCK BEING REGISTERED

                          Haynie Rake & Repass, P.C.
                        14651 Dallas Parkway, Suite 136
                               Dallas, TX 75240
                            972-716-1855 Telephone
                            972-716-1850 Facsimile

                               August 25, 2000

ENB Bankshares, Inc.
5006 Verde Valley
Dallas, Texas 75240

Ladies and Gentlemen:

         We have acted as special counsel to ENB Bankshares, Inc., a Texas corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration by the Company of an aggregate of $2,500,000 of the Company's 9.5% convertible subordinated debentures and up to 505,750 shares of the Company's common stock, $5.00 par value per share, to be issued in a reorganization involving Eagle National Bank, Dallas, Texas. The debentures and the holding company common stock are collectively referred to as the "securities."

         In connection with the offering of the securities, we have examined, among other things, such state laws and executed originals and/or photostatic copies, certified or otherwise identified to our satisfaction as being true copies of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion letter. As to various questions of fact material to this opinion letter, where relevant facts were not independently established, we have relied upon statements of officers of the Company.

         We have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have assumed that all signatories were and are legally competent to execute and deliver the documents executed by each of them.

         Based upon and subject to the foregoing, and in reliance thereon, and subject to the qualifications hereinafter expressed, we are of the opinion that the securities have been duly authorized for issuance and, when issued, will be validly issued, fully paid and nonassessable and, with respect to the debentures, will be binding obligations of the Company.

         We hereby consent to the inclusion of this opinion letter as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         We express no opinion as to the laws of any jurisdictions other than the law of the State of Texas.

         The foregoing opinions are furnished to you at your request, are solely for your benefit and may not be relied upon by any other party without the prior written consent of a shareholder of this law firm.

                                             Sincerely,

                                             /s/ HAYNIE RAKE & REPASS, P.C.